Exhibit 10.3

EXECUTION COPY

SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is entered into between Warren Mobley (the “Executive”) and Moscow CableCom Corp. (the “Company”) on the dates indicated below.

W I T N E S S E T H

WHEREAS, Executive is the Chief Executive Officer of the Company and is employed pursuant to an employment agreement, dated January 13, 2005 (the “Employment Agreement”);

WHEREAS, Executive has agreed to resign his employment with the Company, and the Executive and the Company agree that this resignation will be effective upon the close of business on August 15, 2005 (the "Resignation Date");

WHEREAS, Executive agrees that he will remain available as a consultant to the Company following the Resignation Date until November 15, 2005 (the "Consultancy Period");

WHEREAS, Executive agrees that upon the expiration of the Consultancy Period, and earlier if requested by the majority of the board of directors, he will resign from his position as a member of the Board of Directors of the Company.  Following the Resignation Date, Executive shall no longer hold any other officer or director positions with the Company or any of its parents, subsidiaries or affiliates, or any other offices or positions in connection with his employment with the Company, and Executive agrees to execute such documents and take such actions as may be necessary or desirable to effectuate the foregoing; and

WHEREAS, Executive and the Company wish to outline the terms and conditions of a termination of the Executive's employment on the Resignation Date, so that the Executive and the Company can settle, fully and finally, all matters between them;

NOW THEREFORE, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.

Separation Payments and Benefits.  In consideration for Executive's consulting services, and for Executive's execution of and compliance with the terms and conditions in this Agreement including, but not limited to, Executive's consent to the Release set forth in Section 2 below:

(a)

The Company agrees to continue Executive's current base salary until November 30, 2005 and such continuing salary payments shall be made in accordance with the Company's regular payroll practices.  On or before November 30, 2005, the Company will deliver, or cause to be delivered, an amount equal to one hundred sixteen thousand six hundred sixty-seven Euros (€ 116,667), representing (i) the additional amount of salary that the Executive would have received if such salary were paid to him through July 31, 2006 and (ii) the amount of any accrued and unused vacation time payable to Executive as of July 31, 2006.  Payments made under this Section 1(a) will be net of any taxes, social security contributions and other payments required by governmental authorities in Russia (collectively, "Russian Taxes") and such amounts will be paid without any diminishment as a result of any applicable Russian Taxes, and the Company will bear full responsibility for all applicable Russian Taxes.

(b)

Upon the Resignation Date, Executive will be entitled to accelerated vesting of stock options to purchase 175,000 of the Company's shares, and the Company will allow Executive a cashless exercise of such options at a strike price of five dollars ($5.00) per share until December 31, 2006, after which date such options will become null and void.  For the sake of clarification, the number of options has been calculated as the sum of the following amounts: (i) options to purchase135,456 shares that would otherwise have vested upon the expiration of his first year of employment with the Company; (ii) options to purchase 33,864 shares that would otherwise have vested upon the expiration of the first quarter of his second year of employment with the Company; and (iii) options to purchase 5,680 shares that would otherwise have vested upon expiration of the second quarter of his second year of employment with the Company.

(c)

Until December 31, 2005 and subject to the requirements, conditions, and limitations of the applicable policy, Executive shall continue to participate in the following Company benefit programs on the same basis that he participated prior to the Resignation Date:  health insurance, work-related travel and D&O insurance coverage.

(d)

Until December 31, 2005, Executive shall continue to be reimbursed for pre-agreed business-related expenses, including reimbursement for Moscow housing, airfare for four business-class round trip tickets (two tickets per quarter) between Moscow, Russia, and the airport most convenient to his residence in Italy, and tax-return preparation fees for tax year 2005.  If Executive elects to relocate his residence from Moscow, Russia at any time before December 31, 2005, the Company shall reimburse his reasonable expenses in doing so.

(e)

Executive will receive an employment reference from the Company, in the form attached hereto.  The Company shall consult with Executive on the contents of any press release that would discuss Executive's departure from the Company.

(f)

Executive acknowledges that the payments and benefits referred to in this Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable or due to him under any contract, plan, policy or practice, past or present, of the Company or any of the other Company Releasees (as defined below), including, without limitation, the Employment Agreement, and the Company's stock option plan, and any other Company benefits plan.  Except as set forth in this Section 1, Executive acknowledges and agrees that as of the Resignation Date, Executive shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of the other Company Releasees (as defined below) or otherwise be entitled to any perquisite or fringe benefit.

2.

Release.

(a)

In consideration of the Company's obligations set forth in this Agreement, including but not limited to the payments and benefits described in Section 1 above, Executive voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Agreement is executed by Executive (the "Release").  This Release includes, without limitation, any rights or claims relating in any way to Executive's employment relationship with the Company or any of the Company Releasees, or the termination thereof, arising under any foreign, federal, state and local labor, employment, whistleblower and/or anti-discrimination laws each as amended, or any other federal, state or local or foreign law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Company Releasees and Executive, including, without limitation, the Employment Agreement (as defined above).

(b)

By signing this Agreement, Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Section 2.  Executive further represents that he will not seek, be entitled to, or accept any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on Executive's behalf arising out of any of the matters released hereby.

(c)

Executive agrees and acknowledges that the Company and the other Company Releasees have fully satisfied any and all obligations owed to Executive arising out of his employment with the Company (or the termination thereof), and no further sums are owed to Executive by the Company or any of the other Company Releasees, except as expressly provided in this Agreement.

3.

Executive's Covenants.

(a)

Executive agrees and acknowledges that during the Consultancy Period, he will remain reasonably available as a consultant to the Company's CEO and will generally advise on all aspects of the CCTV business and the Russian broadband industry at-large.  Executive agrees to be available for consultation as needed to answer questions related to his position and duties as Chief Executive Officer of the Company and other matters related to the transition of his role with the Company to a new individual.  Executive shall furnish any information in his possession to, and fully cooperate with, the Company as may be requested by the Company in connection with any investigations, proceedings or legal actions in which the Company is or may become involved.  Executive shall give truthful testimony in any such investigations, proceedings or legal actions.  In addition, Executive shall not voluntarily furnish information to or cooperate with any non-governmental entity (other than any member of the Company) that is a party to a proceeding or legal action involving the Company.

(b)

The Executive reaffirms, and agrees to comply with, all of the Executive's obligations in Section 6 (Nondisclosure and Nonuse of Confidential Information; Delivery or Destruction of Materials upon Termination of Employment) of the Employment Agreement (as defined above), and agrees that that such obligations shall remain in full force and effect and such sections are incorporated by reference as if restated herein.

(c)

Executive agrees and acknowledges that during the Consultancy Period, and for ninety (90) days thereafter, he will not, without the prior written consent of the Company, participate in Moscow, Russia, directly or indirectly, in any activity in which the Company or any of its subsidiaries is engaged, as of the date hereof, in Moscow, Russia (collectively, the "Restricted Business"), or hold any equity or profit interest in any entity engaged in any Restricted Business in Moscow, Russia.

(d)

Executive agrees and acknowledges that he will return any property (including, but not limited to, laptop computer, mobile phone SIM card, etc.) belonging to the company no later than December 31, 2005.

4.

No Admission.  The Company's offer to Executive of this Agreement and the payments and benefits set forth herein are not intended to, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

5.

Consultation with Attorney/Voluntary Agreement.  The Executive acknowledges that (i) the Company has advised the Executive of the Executive's right to consult with an attorney of the Executive's choosing prior to signing this Agreement, (ii) the Executive has consulted with an attorney regarding the terms of this Agreement prior to executing it, (iii) the Executive has carefully read and fully understands all of the provisions of this Agreement and (iv) the Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

6.

No Oral Modification; No Waivers.  This Agreement may not be changed orally, but may be changed only in a writing signed by the Executive and a duly authorized representative of the Company.  The failure of the Executive or the Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either the Executive or the Company of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

7.

Assignment.  This Agreement is personal to the Executive and may not be assigned by the Executive, and is binding on and shall inure to the benefit of the Company and the other Company Releasees.

8.

Descriptive Headings.  The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

9.

Enforceability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

10.

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between Executive and the Company and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between Executive and the Company concerning the subject matter hereof, including, but not limited to, the Employment Agreement, except as expressly provided in Section 3 above.  Executive represents that, in executing this Agreement, he has not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

11.

Each Party the Drafter.  This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

12.

Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Delaware, U.S.A., without giving effect to its principles of conflicts of law.  Each party hereto, to the fullest extent permitted by the laws of Russia, waives any and all rights that it may have under the laws of Russia that might be inconsistent with the terms of this Agreement and, to the extent such rights cannot be validly waived, each party will exercise such rights only to the extent consistent with this Agreement.

13.

Dispute Resolution.  Any dispute between the parties hereto arising out of or related to this Agreement will be finally settled through binding arbitration under the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association.  The arbitration will be heard by a single arbitrator.  The parties will use reasonable efforts to agree upon an arbitrator within 30 days after commencement of the arbitration.  If the parties are unable to agree, the arbitrator will be appointed as provided under the Rules.  The arbitration will be conducted in the English language and will be seated in London, England.  Any court of competent jurisdiction may enter final judgment on the arbitrator’s award.

  IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have executed this Agreement on the dates indicated below.

MOSCOW CABLECOM CORP.                                                  WARREN MOBLEY

By:    /s/ Andrew Intrater                                                                  /s/ Warren Mobley

Name:   Andrew Intrater          Date:  August 13, 2005                    Warren Mobley   Date:  August 13, 2005

Title:     Chairman